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INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Total Return U.S. Treasury Fund, Inc.

We consent to the use in Post-Effective Amendment No. 13 to the Registration Statement No. 33-12179 of our report dated December 6, 1995, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the captions "Financial Highlights" and "General Information-Reports" appearing in the Prospectuses, which are also a part of such Registration Statement, and under the caption "Independent Auditors" appearing in the Statement of Additional Information.

DELOITTE & TOUCHE LLP

Parsippany, New Jersey
February 23, 1996